CONFIDENTIAL PRIVATE OFFERING MEMORANDUM

                                  LEXON, INC.

                      5,000,000 Shares at $0.001 per Share

      Lexon, Inc. (the "Company") is offering 5,000,000 shares ("Shares") of its Common Stock, par value $0.001 per share, to qualified investors acceptable to Lexon in its sole discretion, for $0.001 per share, a price determined arbitrarily by the Company. The Offering is made in reliance upon an exemption from registration provided by Regulation D, Rule 504 of the Securities and Exchange Commission. There is no established liquid trading market for the Shares, and there is no assurance that one may develop or, if developed, that it will be maintained. Consequently, a purchaser of the Shares may be unable to sell the Shares when desired and may have to hold the Shares indefinitely.

INVESTMENT  IN THE  SHARES  INVOLVES  A HIGH  DEGREE  OF  RISK  AND  SUBSTANTIAL
DILUTION. A PROSPECTIVE PURCHASER MAY LOSE HIS TOTAL INVESTMENT. SEE "RISK FACTORS" AND "DILUTION".

THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                      Proceeds
                                  Purchase            Broker            to the
                                     Price       Commissions           Company


 Per Share.....................     $0.001             $0.00            $0.001


 Total.........................     $5,000               ---            $5,000


                        (See footnotes on following page)

                                   LEXON, INC.
                           8908 South Yale - Suite 409
                              Tulsa, Oklahoma 74137
                   Telephone (918) 492-4125 Fax (918) 492-2560

              The date of this Offering Memorandum is April 1, 1998

     THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM IS PROVIDED BY LEXON, INC. SOLELY FOR THE PERSONS RECEIVING IT, AND REPRODUCTION OR DISTRIBUTION TO OTHERS, IN WHOLE OR IN PART, IS PROHIBITED WITHOUT LEXON'S PRIOR WRITTEN CONSENT.

     THE  SHARES  ARE  BEING   OFFERED   SUBJECT  TO  PRIOR  SALE,   WITHDRAWAL,
CANCELLATION OR MODIFICATION WITHOUT NOTICE AND FURTHER CONDITIONS SET FORTH HEREIN.

     INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" FOR A DISCUSSION OF THOSE MATTERS THAT MANAGEMENT BELIEVES PRESENT THE MOST SUBSTANTIAL RISKS TO AN INVESTOR IN THIS OFFERING.

     THERE IS NO PUBLIC OR OTHER MARKET FOR THE SHARES OFFERED HEREBY, NOR IS THERE ANY ASSURANCE THAT SUCH A MARKET WILL EVER DEVELOP. FOR THIS REASON AND BECAUSE THE SHARES HAVE NOT BEEN REGISTERED UNDER APPLICABLE SECURITIES LAWS, AN INVESTOR WILL BE REQUIRED TO RETAIN OWNERSHIP OF THE SHARES ACQUIRED HEREUNDER AND BEAR THE ECONOMIC RISK OF HIS INVESTMENT FOR AN INDEFINITE PERIOD.

     THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY THE COMPANY, ITS MANAGEMENT, AUTHORIZED REPRESENTATIVES OR ANY OTHER PERSON IN ANY JURISDICTION IN WHICH AN OFFERING OR SOLICITATION IS UNLAWFUL OR UNAUTHORIZED.

     THIS MEMORANDUM IS INTENDED TO FURNISH INFORMATION TO THE PROPOSED INVESTOR WITH RESPECT TO THE INVESTMENT DESCRIBED. IN CONSIDERING THIS INVESTMENT, EACH PROPOSED INVESTOR MUST EVALUATE FOR HIMSELF OR HERSELF ITS MERITS AND RISKS OR RETAIN THE SERVICES OF ANOTHER PERSON WHO HAS SUFFICIENT KNOWLEDGE AND EXPERTISE TO EVALUATE SUCH MERITS AND RISKS. THE COMPANY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUBSCRIPTIONS TO PURCHASE SHARES OFFERED HEREBY AND RESERVES THE RIGHT TO TERMINATE THIS OFFERING AT ANY TIME.

     EXCEPT AS SET FORTH UNDER "ADDITIONAL INFORMATION", NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS OR FURNISH ANY INFORMATION CONCERNING
LEXON OR THE SHARES OFFERED HEREBY OTHER THAN THE REPRESENTATIONS AND INFORMATION SET FORTH IN THIS MEMORANDUM, AND IF MADE OR FURNISHED, SUCH OTHER REPRESENTATIONS OR INFORMATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LEXON. LEXON SHALL MAKE AVAILABLE TO EACH PROSPECTIVE INVESTOR, OR THE INVESTOR'S REPRESENTATIVE, DURING THIS OFFERING AND PRIOR TO THE SALE OF ANY SHARES, ALL INFORMATION WHICH MAY BE DEEMED RELEVANT TO THIS OFFERING OR NECESSARY TO VERIFY THE ACCURACY OF THE INFORMATION CONTAINED HEREIN, AND THE LEXON SHALL PROVIDE ALL PROSPECTIVE INVESTORS THE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS FROM LEXON CONCERNING ANY ASPECT OF THE OFFERING AND AN INVESTMENT IN THE SHARES.

                                TABLE OF CONTENTS



SUMMARY OF THE OFFERING......................................................4

USE OF PROCEEDS..............................................................5

THE COMPANY..................................................................5

MARKET AND INDUSTRY INFORMATION..............................................7

DILUTION.....................................................................9

DIRECTORS AND OFFICERS.......................................................9

DESCRIPTION OF SECURITIES...................................................10

PLAN OF DISTRIBUTION........................................................11

ADDITIONAL INFORMATION......................................................11

RISK FACTORS................................................................11

LEXON, INC. BALANCE SHEET INFORMATION.......................................14

SUBSCRIPTION AGREEMENT FOR INDIVIDUALS......................................15

                             SUMMARY OF THE OFFERING

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Offering Memorandum. Each prospective investor is urged to read this Offering Memorandum in its entirety before making a decision to invest in the Shares offered hereby.

     The Company. Lexon, Inc., an Oklahoma corporation ("Company"), is a development-stage corporation organized in December, 1997 to identify and commercialize proprietary medical biotechnology opportunities. The Company expects to acquire licenses from research institutions and other biotechnology companies.

     The Company has had preliminary discussions with Gentest, Inc., a Florida corporation ("Gentest"), with the view to acquire Gentest. Gentest is negotiating with the University of South Florida ("USF") for the exclusive worldwide license to develop, manufacture, obtain FDA approval for, and market a cancer screening test kit for detecting the protein TGF-B4 (ebaf), which allows for early, non-invasive diagnosis of certain types of colon, ovarian and testicular cancers. There is no assurance that Gentest will be successful in obtaining the exclusive license. There is no assurance that the Company's discussions with Gentest will lead to its acquisition by the Company.

     The Offering. The offering is intended to comply with Rule 504 of SEC Regulation D. The Company is offering 5,000,000 Shares of its Common Stock at a price of $0.001 per share on a "best efforts basis" to selected investors. The Offering shall be open until April 8, 1998, unless all 5,000,000 Shares are sold earlier or the Offering is otherwise extended or terminated by the Company.

     Use of Proceeds. The Company intends to use the net proceeds of this Offering for general working capital purposes. (See "Use of Proceeds").

     Risk Factors. Investment in the Shares offered hereby is speculative and involves a high degree of risk and immediate dilution and should not be purchased by any investor who cannot afford the loss of the entire investment. Each prospective investor should carefully consider the significant risk factors inherent in and affecting the business of the Company and this Offering. (See "Risk Factors").

     Summary Financial Information. The financial information set forth below is from the unaudited balance sheet of the Company appearing elsewhere in this Offering Memorandum. See "Financial Information". Such information should be read in conjunction therewith.


                                                        March 31, 1998

                                                                 As Adjusted for
      Balance Sheet Data                         (Unaudited)       this Offering
                                               -------------     ---------------

      Total Assets.......................................$0              $5,000
      Total Liabilities..................................$0                  $0
      Working Capital....................................$0              $5,000
      Total Stockholders' Equity.........................$0              $5,000

                                 USE OF PROCEEDS

     The Company estimates the proceeds of this Offering will be $5,000. The Company expects to use the entire proceeds of this Offering for general working capital purposes. All expenses of the formation of Lexon and of this Offering are being paid for by the officers. The costs of preparing this Offering memorandum has been contributed to the Company by its officers.


                                   THE COMPANY

     Lexon is a development-stage corporation organized in December, 1997 to identify and commercialize proprietary medical biotechnology opportunities. The Company hopes to license technology and product candidates from research institutions and other biotechnology companies.

      Discussions with Gentest. Lexon has had preliminary discussions with Gentest, Inc., a Florida corporation ("Gentest"), in an effort to acquire Gentest. There is no letter of intent or written agreement to date. Gentest is negotiating with the University of South Florida to acquire the exclusive license to develop, manufacture and market worldwide a test kit for detecting the protein TGF- (beta)4 (ebaf), which allows for the early diagnosis of certain types of colon, ovarian and testicular cancers. Gentest is also negotiating a sponsored research agreement with USF, whereby Dr. Siamak Tabibzadeh, a pathologist at USF and co-discover of the TGF-(beta)4 genetic market, will supervise the development of the cancer screening test kit for laboratory use. There is no assurance that Gentest will successfully negotiate sponsored research agreement. There is no assurance of Dr. Tabibzadeh's continued involvement in the development of the test kits nor of the Company's ability to find a replacement. There is no assurance that the Company will be able to acquire Gentest.

     TGF-(beta)4 (ebaf) Protein Screening. Cancer is one of the leading causes of death in the general population. A correlation exists between the early tumor detection and the survival of the patient. The mortality from cancer can be significantly reduced if tumors are found and treated at an early stage. Many tumors do not produce any clinical signs or symptoms before they reach a considerable size. Therefore, there is a need to discover markers that can identify tumors at an early stage. In all types of cancer, the patient has the best chance of survival if the tumor is detected and removed early.

     Currently, very few markers exist that are useful in the diagnosis of cancerous tumors. Carcinomembryonic antigen (CEA), prostatic specific antigen
(PSA), and carcinoma-125 (CA-125) are among the most widely used tumor markers. However, the expression of CEA or CA-125 is not specific and these proteins are expressed in a variety of conditions not related to cancer. For these reasons, these markers can not be used for mass screening of the general population because of the high number of false positives that would require additional testing to rule out the presence of cancer. For mass screening, there is a need for a specific and sensitive test.

     Because of its specificity of expression, the TGF-(beta)4 (ebaf) protein makes this marker uniquely suited for such mass screening. In addition, the specific expression of the TGF-(beta)4 (ebaf) protein in cancers of colon, ovary and testis would allow precise localization of the tumor.

     The TGF-(beta)4 marker is the outgrowth of a discovery of a gene that is the common thread linking a very diverse group of conditions. The gene is called ebaf, for "endometrial bleeding associated factor" and its expression was initially identified by USF researchers in both normal menstrual and abnormal endometrial bleeding. Although the gene was initially called ebaf, a committee on gene nomenclature has now approved the name TGF-(beta)4.

     Key Personnel. The protein screening process was co-developed by Dr. Siamak Tabibzadeh, M.D., a professor in the Department of Pathology at the University of South Florida and an attending pathologist at the Moffitt Cancer Center at USF. He serves as the editor-in chief of the "Frontiers in Bioscience", a journal and virtual library, as a member of the editorial board of Endocrine, and as a referee for several prestigious journals. He is the author of 80 published journal articles and has given numerous invited presentations in both the United States and Europe. Dr. Tabibzadeh's current research is funded by the National Institute of Health and primarily focuses on human endometrial cells and T-cells, as well as the interaction of cancerous epithelial cells with T-cells. Dr. Tabibzadeh received his M.D. from Tehran University School of Medicine, where he ranked first in the graduating class. He served a residency in anatomic and clinical pathology at Montefiore Medical Center in New York and held a fellowship in immunopathology at Elmhurst Hospital, Elmhurst, New York and Mount Sinai School of Medicine, New York, NY.

     Licenses, Patents and Proprietary Information. The TGF-(beta)4 (ebaf) protein screening process is owned by the University of South Florida ("USF"). If the Company acquires Gentest, the Company will have an exclusive worldwide license to manufacture and market test kit products using the process owned by the USF. Furthermore, any improvements to the process will not be owned the Company and may not be covered by the existing license.

     The filing, prosecution and maintenance of all patent rights are within the sole discretion of the USF. The Company has the right to request that the USF seek, obtain and maintain such patent and other protection to the extent that USF is lawfully entitled to do so, at the Company's sole expense. There is no assurance that USF will seek, obtain or maintain such patent and other protection to which it is lawfully entitled. Further, there is no assurance that the Company will have sufficient working capital to fund USF's efforts in those activities.

     The initial research and development related to the TGF-(beta)4 (ebaf) protein screening process was funded by a grant from the National Institute of Health. The NIH retains certain statutory rights to use any invention that results from its funding without having to pay license fees and royalties. In addition, the NIH is protected from lawsuits and infringement claims. There is no assurance that the interests of the NIH will not materially adversely affect the Company or its business.

     The lack of U.S. and foreign patent protection for the test kit could result in the manufacturing and sale of test kits copied by competitors who are not be obligated to pay royalties. As a result, these competitors could achieve superior operating margins, which could adversely affect the Company's ability to compete.

      Marketing. The Company has limited sales and marketing experience, and no assurance is given that the Company will be able to successfully establish and maintain a significant sales and marketing organization or that a direct sales force, if developed by the Company, will succeed in promoting the Company's products to third-party payors, clinical laboratories, healthcare providers and government entities worldwide. The Company believes that the marketing effort may be a lengthy process, requiring the Company to educate the worldwide medical community regarding both the clinical utility and cost-effectiveness of the Company's products.

      Competition. The medical diagnostics and biotechnology industries are subject to intense competition. The Company's competitors in the United States and abroad may include Roche Diagnostic Systems, Abbott Laboratories, Chiron Corporation and Gen-Probe Incorporated. Other companies, including large pharmaceutical and biotechnology companies, may enter the market. The Company's existing and potential competitors may be able to develop technologies that are as effective as, or more effective or easier to interpret, than those offered by the Company. Many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, manufacturing, distribution and technological resources than the Company. There is no assurance that the Company will be able to successfully compete.

      Manufacturing. The Company has no commercial-scale manufacturing experience and capabilities of medical products. It is anticipated that the Company's products will initially be manufactured by FDA approved manufacturers. There is no assurance that the Company will successfully manufacture any products or obtain favorable manufacturing contracts with FDA approved manufacturers.

      Employees.  As of April 1, 1998, Lexon had no employees.

      Offices. To date, Lexon's principal offices at 8908 South Yale, Tulsa, Oklahoma have been provided free of charge by the Company's officers. There is no assurance that the Company's officers will continue to provide such office space free of charge.

      Litigation.  Lexon is not involved in any litigation.

                        MARKET AND INDUSTRY INFORMATION

     Government Regulation. Regulation by governmental authorities in the United States and other countries is a significant factor in ongoing research and product development activities. The Company's diagnostic products will require regulatory approval by governmental agencies prior to commercialization. Various statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, recordkeeping and marketing of such products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. Any failure by the Company to obtain, or any delay in obtaining, regulatory approvals could materially adversely affect the Company.

     The levels of revenues and profitability of the Company may be affected by the continuing efforts of government and third party payors to contain or reduce the costs of healthcare through various means. There have been and the Company expects that there will continue to be, a number of federal and state proposals to implement to control pricing or profitability of therapeutic and other products. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on the Company.

     FDA Approval Process. In the United States, medical devices and diagnostics are classified into one of three classes (class I, II or III) on the basis of the controls deemed necessary to the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, class I devices are subject to general controls (for example; labeling, premarket notification and adherence to QSRegs) and class II devices are subject to general and special controls (for example; performance standards, postmarket surveillance, patient registries and FDA guidelines). Generally, class III devices are those which must receive a PMA by the FDA to ensure their safety and effectiveness (for example; life sustaining, life supporting and implantable devices or new devices which have not been found substantially equivalent to legally marketed devices).

     Before a new device can be introduced into the market, the manufacturer generally must obtain marketing clearance through the filing of either a 510 (k) notification or a PMA application. A 510 (k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed class I or II medical device or to a class III medical device for which the FDA has not called for a PMA. It generally takes from four to twelve months from submission to obtain a 510 (k) clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device or that additional information or data is needed before a substantial equivalence determination can be made, either of which could delay market introduction of a new product. A request for additional data may require that clinical studies of the device's safety and efficacy be performed. Additionally, modifications or enhancements that could significantly affect the safety of efficacy of the device, or that constitute a major change to the intended use of the device, will require new 501 (k) submissions.

     A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed class I or class II device or if it is a class III device for which the FDA has called for a PMA. A PMA application must be supported by valid scientific evidence, including preclinical and clinical trial data, to demonstrate the safety and effectiveness of the device. The PMA application must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device in addition to the device labeling and advertising literature.

     If a PMA application is accepted for filing, the FDA begins an in-depth review of the submission. FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but it may take significantly longer. The PMA review process includes an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with the applicable QSRegs requirements. In addition, an advisory committee made up of clinicians and/or other appropriate experts is typically convened to evaluate the application and make recommendations to the FDA as to whether the device should be approved. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

     Although clinical investigations of most devices are subject to the investigational device exemption ("IDE") requirements, clinical investigations of in vitro diagnostic ("IVD") are exempt from the IDE requirements, including FDA approval of investigations, provided the testing meets certain exemption criteria. IVD manufacturers must also establish distribution controls to assure the IVDs distributed for the purpose of conducting clinical investigations are used only for that purpose. Pursuant to current FDA policy, manufacturers of IVDs labeled for investigational use only ("IUO") or research under which investigational IVDs are distributed to or utilized only by individuals, laboratories, or healthcare facilities that have provided the manufacturer with a written certification of compliance indicating that the IUO or RUO product will be restricted in use and will, among other things, meet institutional review board and informed consent requirements.

     Exports of products subject to 501 (k) notification requirements, but not yet cleared to market, are permitted without FDA export approval, provided that certain requirements are met. Unapproved products subject to PMA requirements can be exported to any country without prior FDA approval, provided, among other things, they are not contrary to the laws of the country to which they are intended for import, they have been manufactured in substantial compliance with the QSRegs and have been granted valid marketing authorization by the member country of the European Union, Australia, Canada, Israel, Japan, New Zealand, Switzerland or South Africa. The Company must also provide the FDA with simple notification indicating the products to be exported and the countries to which they will be exported.

     FDA approval must be obtained for exports of products subject to the PMA requirements if these export conditions are not met. To obtain export approval, when required, certain requirements must be met and information must be provided to the FDA, including, with some exceptions, documentation demonstrating that the product is approved for import into the country to which it is to be exported and, in some cases, safety data for the device.

     Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be manufactured in accordance with QSRegs, which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities.

     International Sales. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain foreign approval may be longer or shorter than that required for FDA approval and the requirements may substantially differ. The Company must obtain the CE mark prior to engaging in sales within the EU of certain medical devices. During this process the sponsor must also demonstrate compliance with ISO manufacturing and quality requirements.

     The introduction of the Company's developmental stage test products in foreign markets will also subject the Company to foreign regulatory clearances, which may impose additional costs and burdens. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country and many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements.

     Reimbursement. In the United States and elsewhere, sales of diagnostic, therapeutic and other pharmaceutical products are dependent, in part, on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. There is no assurance that any of the Company's products will be considered cost effective and that reimbursement to the consumer will be available, or will be sufficient to allow the Company to sell its products on a competitive and profitable basis.

                                    DILUTION

     Dilution is the difference between the purchase price paid by the investors for their Shares and the net tangible book value of the securities after the Offering. The net tangible book value of a security is equal to the Company's tangible net worth (tangible assets minus total liabilities) divided by the number of Shares of the security outstanding. Investors in this Offering will suffer no dilution.


                             DIRECTORS AND OFFICERS

     The following table identifies the directors and officers of the Company and sets forth their respective ages and areas of expertise:

                      Name               Age                 Expertise

     Gifford M. Mabie............        57         President, CEO and Director
     Rhonda R.Vincent............        34         Vice President, Secretary,
                                                    Treasurer and Director
     Frederick K. Slicker........        54         Vice President and General
                                                    Counsel


     Set forth below is a description of the backgrounds of the directors and management of the Company:

     Gifford M. Mabie, age 57, is President, CEO and a Director of the Company. Mr. Mabie is also President, CEO and a Director of Maxxon, Inc. (OTCBB: MXON), a development-stage company co-founded by Mr. Mabie in 1996 to develop and commercialize a patented disposable safety syringe. From 1982 to 1994, Mr. Mabie was Senior Vice President of CIS Technologies, Inc. (NASD: CISI), a leading healthcare information company that was purchased by National Data Corporation (NYSE: NDC) in 1996. As one of the founders of CIS, Mr. Mabie was instrumental in raising over $40 million in capital that funded acquisitions and new product development. As a result, that company's revenues grew from $105,000 in 1987 to over $40 million in 1995. Prior to CIS, Mr. Mabie was with Honeywell Information Systems, Inc., where he ranked as one of its top five salesmen worldwide. Prior to joining Honeywell, he was corporate controller with W.B. Dunavant & Company, one of the world's largest cotton brokers. He holds degrees in accounting and economics from Memphis State University and served for eight years in the United States Navy.

     Rhonda R. Vincent, age 34, is Vice President, Secretary, Treasurer and Director of the Company. Ms. Vincent is also Vice President, Secretary, Treasurer and Director of Maxxon, Inc. (OTCBB: MXON), a development-stage company co-founded by Ms. Vincent in 1996 to develop and commercialize a patented disposable safety syringe. From 1994 to 1997, Ms. Vincent was Vice President, Secretary, Treasurer and Director of Corporate Vision, Inc. (OTCBB:
CVIA), a multimedia software development company. For five years prior to founding Corporate Vision, Ms. Vincent held various accounting, finance and investor relations positions with CIS Technologies, Inc. (NASD: CISI), a leading healthcare information processing company that was purchased by National Data Corporation (NYSE: NDC) in 1996. She began her career as an audit associate with the public accounting firm of Coopers & Lybrand. Ms. Vincent is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Oral Roberts University.

     Frederick K. Slicker, age 54, is Vice President and General Counsel for the Company. He has practiced law for 30 years, primarily in the areas of mergers and acquisitions, securities law compliance and general business. He holds a Juris Doctorate with the highest distinction from the University of Kansas and an LLM from Harvard Law School. In addition to his employment by the Company, he continues to practice law for third-party clients, including Maxxon, Inc.

     Board of Directors. The authorized maximum number of directors is seven. The Company's directors hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     Compensation of Directors. To date, no director's fees have been paid, however, directors who are not employees of the Company may be paid reasonable fees and may be granted stock options for serving as directors in the future. Directors of the Company who are also employees of the Company will not receive any additional compensation for their services as directors.

     Compensation of Management. To date, members of management have received no compensation for their services. There are no written employment agreements. The officers and directors will receive no compensation unless the acquisition of Gentest or the exclusive license to commercialize the investion is successfully completed.

     Conflicts of Interest. Members of the Company's management are associated with other firms involved in a range of business activities. Consequently, there are potential conflicts of interest inherent in their acting as officers and directors of the Company. Insofar as the officers and directors are engaged in other business activities, management anticipates it will devote no more than 50% of its time to the Company's affairs.


                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue 45,000,000 shares of Common Stock, par value $0.001 per share, of which no shares are presently outstanding. The Company is authorized to issue 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which there are no shares presently outstanding. There is no present intent to issue any Preferred Stock.

     Upon completion of this Offering, up to 5,000,000 shares of Common Stock will be outstanding. All Shares of Common Stock are, and all the Shares offered by the Company hereby will be, when issued, fully paid and nonassessable.

     Voting Rights. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors. Holders of a majority of the issued and outstanding shares of Common Stock may take action by written consent without a meeting.

     Dividend Rights. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors. To date, the Company has not paid cash dividends on its Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, the Company's financial condition and such other factors as the Board of Directors may consider.

     Liquidation Rights. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders after liabilities are paid and distributions are made to the holders of the Company's Preferred Stock.

     Preemptive Rights. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

                              PLAN OF DISTRIBUTION

     The subscription period will terminate on April 8, 1998, unless extended by the Company. Funds from the sale of Shares will be made immediately available to the Company. Subscriptions will be accepted until the expiration of the offering period or until a maximum of 5,000,000 Shares are sold, whichever occurs first. Additional subscriptions will not be accepted by the Company after the Offering is fully subscribed.

     Some offerees may utilize a purchaser representative in the evaluation of the merits and risks of an investment in the Shares. Any such representative must comply with the requirements of Regulation D under the Securities Act of 1933 and with applicable state securities laws. Neither the Company, nor any officer or any director of Lexon, Inc. will pay any fees or commissions to, or pay any charges for the services rendered by, any purchaser's representative unless the purchaser's representative is a registered broker-dealer entitled to receive the commissions.

     Shares issued to non-affiliates of Lexon in a valid Rule 504 offering purchase are shares that may be resold without federal registration or other federal transfer restrictions. Applicable state laws may require registration before any resles are made from certain states. If the Offering does not qualify under Rule 504, resale of the Shares will be restricted indefinitely. There is no asurance that this Offering will qualify under Rule 504.


                             ADDITIONAL INFORMATION

     The Company intends to furnish its shareholders with annual reports containing audited financial information, reported upon by independent public accountants.

     Each purchaser of Shares, prior to such purchase, is entitled to ask questions of the Company and receive answers concerning the terms and conditions of the Offering and to obtain any additional information which the Company possesses that is necessary for the purchaser to verify the accuracy of the information furnished in this Offering Memorandum.

     The Company will make reasonable efforts to furnish to any qualified prospective investor, or the prospective investor's authorized representative, any additional information or opportunity for inquiry concerning the terms and conditions of this Offering, including information requested to verify the accuracy of the information contained in this Offering Memorandum or otherwise furnish the prospective investor or the prospective investor's representative, to the extent the Company possesses the information or can obtain it without undue effort or expense. Prospective investors requiring additional information may contact Gifford Mabie, President of the Company, at 8908 South Yale, Suite 409, Tulsa, Oklahoma 74137, telephone (918) 492-4125.


                                  RISK FACTORS

     The following factors make the Offering described herein speculative and one of high risk. An investment in the Shares offered herein should not be made by persons who cannot afford the loss of their entire investment.

1. No Operating History, Products or Assets. The Company was organized in 1997 has no operating or financial history. The Company has no products and no assets at this time. If the Company acquires Gentest, the business of the Company will depend upon the development of the cancer screening test kit to detect the presence of the TGF-(beta)4 (ebaf) protein and upon the approval by the FDA of the test kit. There is no assurance that the Company will acquire Gentest, that Gentest will acquire a license from USF, or that the Company's activities will be successful or profitable or that the FDA will approve the test kit. While management has been advised that the detection of the TGF-(beta)4 (ebaf) protein confirms a cancer diagnosis with a high degree of probability, management has not independently verified the accuracy of this statement. No assurance is given that the presence of TGF-(beta)4 (ebaf) is an accurate predictor of cancer.

     2. Gentest Acquisition is Uncertain. Lexon and Gentest have had preliminary discussions concerning Lexon's acquisition of Gentest. There is no letter of intent or definitive agreement to date. There is no assurance that the acquisition will occur. The Company is dependent upon the successful completion of the Gentest acquisition.

     3. Patentability of Protein Screening Process is Uncertain. A patent application related to the TGF-(beta)4 (ebaf) protein screening process was filed by the USF with the U.S. Patent and Trademark Office ("USPTO") in 1997 but a patent has not yet been issued. There is no assurance that the TGF-(beta)4
(ebaf) protein screening process is patentable. Even if a patent is issued, the scope of the patent is unknown at this time. There is no assurance that a patent, if issued, will not infringe on the rights of others.

     4. Rights and Interests of the National Institute of Health are Unknown. The initial research and development related to the TGF-(beta)4 (ebaf) protein screening process was funded by a grant from the National Institute of Health ("NIH"). The NIH retains certain statutory rights to use any invention that results from its funding without having to pay license fees and royalties. In addition, the NIH is protected from lawsuits and infringement claims. There is no assurance that the interests of the NIH will not materially adversely affect the Company or its business.

     5. Need for Additional Capital. The Company is dependent on additional capital to finance its operating activities. There is no assurance that any additional capital needed will be available to the Company on acceptable terms, or at all. Any additional capital may involve substantial dilution to the interests of the Company's then existing stockholders.

     6. Government Regulation. The Company's proposed activities and products may require regulatory approval in the United States, Canada and in a number of foreign countries. The process of obtaining these approvals, if required, may be time consuming and costly. Changes in the regulations for the Company's products could adversely impact operations affecting profitability or competitive advantages.

     7. Acceptance by Medical Professionals. Inherent to the successful marketing of the Company's proposed products is the acceptance of the product by medical professionals. There is no assurance that such products will be accepted.

     8. Competition. The diagnostic segment of the medical industry is intensely competitive and composed of large and well financed firms, including pharmaceutical, biotechnology, and consumer goods companies, as well as universities and other research institutions that are constantly developing or acquiring rights to new products. Moreover, competing products have, in many cases, been generally accepted by consumers who may be slow to change to the use of alternative products. Some competitors have established distribution networks and sufficient marketing resources to effectively resist attempts to dislodge use of their products. In addition, there is no assurance that one or more competitors will not develop or manufacture products that are more effective or better accepted than those which the Company seeks to commercialize. There is no assurance that the Company will be able to compete successfully or profitably.

     9. Dependence Upon Key Personnel. The Company is dependent upon the services of Dr. Tabibzedah, co-discoverer of the TGF-(beta)4 (ebaf) protein screening process, to oversee the development of the cancer test kit. The loss of the services of Dr. Tabibzedah and the inability to retain an acceptable substitute could have a material adverse effect on the Company. The Company is also dependent upon the services of its officers. The loss of the services of these key personnel or the inability to retain such experienced personnel could have a material adverse effect on the Company. There is no assurance that Dr. T or the officers will continue to work on this project or that replacement of key personnel will occur.

     10. Broad Discretion in Application of Proceeds. The proceeds of this Offering will be used for general working capital purposes and the Company will have broad discretion as to the application of such proceeds.

     11. Compliance with State and Federal Securities Laws. There is no assurance that the Offering presently qualifies or will continue to qualify under exemptions from registration provided by the Securities Act of 1933 (the "Act") or applicable state securities laws due to, among other things, the adequacy of disclosure, the manner of distribution of the Offering or the retroactive change or interpretation of any applicable securities laws or regulations. If, and to the extent that, suits for rescission are brought and successfully concluded for failure to register this Offering under applicable securities laws, or for acts or omissions constituting certain prohibited practices under state or federal securities laws, the capital and assets of the Company could be adversely affected, thus jeopardizing the ability of the Company to operate successfully.

     12. No Trading Market for Common Stock. There is no established liquid market for the Company's Common Stock. Although the Company intends to pursue developing a liquid market as soon as practicable, there is no assurance that such liquid market will develop, or if such a market develops, that it will be maintained. Holders of the Shares of Common Stock may, therefore, have difficulty in selling their stock should they desire to do so and should be able to withstand the risk of holding their Shares of Common Stock indefinitely

     13. No Dividends. The Company has not paid any cash or other dividends on its Common Stock and does not expect to declare or pay any such cash dividends in the foreseeable future.

                      LEXON, INC. BALANCE SHEET INFORMATION
                                 March 31, 1998

                                                      Balance Sheet (Unaudited)
                                                    Prior to the       After the
                                                        Offering        Offering
      Assets
      Current Assets
          Cash.....................................           $0          $5,000
      Other Assets
          License Agreement........................            0               0
                                                    -------------     ----------

      Total Assets.................................           $0          $5,000
                                                    -------------     ----------

      Liabilities
      Current Liabilities..........................           $0              $0

      Stockholders' Equity
      Preferred stock, $0.001 par value,
           5,000,000 Shares authorized.............            0               0
      Common stock,  $0.001 par value,
            45,000,000 Shares authorized
            5,000,000 Shares issues and outstanding
            after the Offering.....................            0           5,000
      Paid in Capital..............................            0               0
      Retained Earnings............................            0               0
                                                    -------------     ----------

      Total Liabilities and Stockholders' Equity...........   $0          $5,000
                                                    -------------     ----------

                             SUBSCRIPTION AGREEMENT

                                     ISSUER:


                                   Lexon, Inc.
                           8908 South Yale - Suite 409
                              Tulsa, Oklahoma 74137
                   Telephone (918) 492-4125 Fax (918) 492-2560

         The undersigned subscriber ("Subscriber") hereby subscribes to and agrees to purchase __________ Shares ("Shares") of Lexon, Inc., at $0.001 per Share.

1. General Information Concerning the Company and the Offering.

     (A) Subscriber has received a copy of the Private Offering Memorandum dated April 1, 1998.

     (B) Subscriber understands that the business plans described in the Private Offering Memorandum dated April 1, 1998 may not occur.

2. Status of Investor. (Check all that apply)

     Accredited  Investor

     Subscriber is an "accredited investor" as defined by SEC Rule 501(a), by reason of being (check one):

          ----- A natural person who has a net worth (together with my spouse) of more than $1,000,000; or

          ----- A natural person who had income in excess of $200,000 ($300,000 jointly with my spouse) in each of the last two (2) years and a reasonable expectation of earning the same income level this year; or

          ----- As otherwise specified in SEC Rule 501(a).

     Non-Accredited Investor

          ----- Subscriber does not meet the requirements as an accredited investor.

3. Subscriber's Investment Experience. Subscriber represents and warrants to the Company that:

          (A) Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Shares; and

          (B) Subscriber is able to bear the economic risk of the investment in the Shares, including the risk of a total loss of the investment in the Shares.

4. Subscriber's Investment Representations. Subscriber represents and warrants to the Company that:

         (A) The acquisition of the Shares by Subscriber is for Subscriber's own account and is for investment; and

         (B) Subscriber has no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the Shares; and

         (C) All information that Subscriber has supplied to the Company in connection with Subscriber's subscription to purchase the Shares is true and correct.

  5. Subscriber's Understanding Concerning the Company. Subscriber represents and warrants to the Company that:

         (A) Subscriber understands that an investment in the Shares involves a very high degree of risk; and

         (B) Subscriber acknowledges that the Company is a development stage company having been incorporated in December, 1997, and that the Company has no prior business or financial experience; and

         (C) Subscriber has conducted all investigations and due diligence concerning the Company and the Shares which Subscriber deems appropriate, and Subscriber has found all such information obtained fully acceptable; and

         (D)  Subscriber  is  knowledgeable   about  the  prospects,   business,
         financial condition and operations of the Company; and

         (E) Subscriber has had an opportunity to ask questions of the officers and directors of the Company concerning the Shares and the business and financial condition of and prospects for the Company, and the officers and directors of the Company have adequately answered all questions asked and made all relevant information available to Subscriber, including all relevant books and records of the Company; and

         (F) Subscriber understands that no market exists for the Shares and that there is no assurance that a market will exist in the future.

  6. Compliance with Securities Laws. Subscriber understands and agrees that federal and state securities laws may impose restrictions and limitations applicable to the purchase, sale, resale and distribution of the Shares.

  7. Indemnification. Subscriber agrees that the Company has relied on the accuracy of the statements of Subscriber set forth herein and otherwise. Subscriber agrees to defend and indemnify the Company and its officers, directors, controlling persons, accountants, attorneys and agents representing Lexon, and to hold all and each of them harmless from and against any and all losses, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees and expenses, which they or any of them incurs by reason of any alleged misrepresentation made by or on behalf of Subscriber, any alleged breach by Subscriber of the representations and warranties made by Subscriber herein, any alleged failure by Subscriber to fulfill any of the covenants and agreements of Subscriber set forth herein and any alleged violation of applicable securities law by Subscriber.

  8. Survival. All representations, warranties and covenants contained in this Subscription Agreement, including without limitation, the indemnification provisions hereof, shall survive the acceptance by the Company of this Subscription Agreement and the delivery of the Common Stock to Subscriber. Subscriber acknowledges and agrees that this Subscription Agreement shall survive the death or disability of Subscriber.

  9. Applicable Law. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

SUBSCRIBER

          This Subscription Agreement has been executed by Subscriber effective April ______, 1998. Please make check payable to: Lexon, Inc.

                INDIVIDUAL                                  OTHER

Signature                                    Name of
                                             Entity
                -----------------------              ---------------------------
                                                     By:
                -----------------------                   ----------------------
Name:                                                     (name)
                                                          (title)
                -----------------------
Address:                                     Address:
                -----------------------              ---------------------------

                -----------------------              ---------------------------
Phone                                          Phone
                -----------------------              ---------------------------
Fax:                                             Fax:
                -----------------------              ---------------------------
SSN/ TIN:                                   SSN/ TIN:
                -----------------------              ---------------------------

  If Shares are jointly held, please designate the following (circle one):

          Joint Tenants with Right of Survivorship OR Tenants in Common


LEXON, INC.
  Agreed and accepted, effective April ____, 1998.


  By:  ____________________________________
          Rhonda Vincent, Treasurer